Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Precigen, Inc. (formerly known as Intrexon Corporation) of our report dated March 1, 2019, except for the effects of discontinued operations discussed in Note 3 and the change in composition of reportable segments discussed in Note 20, as to which the date is March 2, 2020, relating to the financial statements, which appears in Precigen, Inc’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
June 22, 2020